UNITED STATES
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AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

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Invesco U.S. Mid Cap Value Fund
THIS DOCUMENT IS FOR INVESCO INTERNAL USE ONLY
On December 1, 2011, Invesco filed prospectus stickers announcing the proposed fund merger. The information below lists the proposed merger and general information.
The information in this document can be found in the definitive proxy statement dated January 18, 2012.

Target Fund	Acquiring Fund
Invesco U.S. Mid Cap Value Fund	Invesco Van Kampen American Value Fund
Board Considerations in Approving the Reorganization
In evaluating the reorganization, the Board considered a number of factors including:
•	Investment objectives, policies and restrictions

•	Portfolio management

•	Portfolio composition

•	The comparative short-term and long-term investment performance

•	The current expense ratios and expense structures, including contractual investment advisory fees

•	The expected federal income tax consequences to the Funds, including any impact on capital loss carry forwards

•	Relative asset size and net purchase (redemption) trends
Comparison of Investment Objectives
The Acquiring Fund and the Target Funds have similar investment objectives, as described below.

Target Funds	Acquiring Fund
Invesco U.S. Mid Cap Value	Invesco Van Kampen American Value Fund
The Fund’s investment objective is to seek above-average total return over a market cycle of three to five years.	The Fund’s investment objective is to provide a high total return by investing in equity securities of small- to medium-sized corporations.
Comparison of Principal Investment Strategies
     Under normal circumstances, at least 80% of the Target Fund’s net assets (plus any borrowings for investment purposes) will be invested in common stocks of companies traded on a U.S. securities exchange with capitalizations within the range of companies included in the Russell Midcap» Value Index. Under normal market conditions, the Acquiring Fund invests at least 65% of its total assets in equity securities of small- to medium-sized companies. The Acquiring Fund defines small- and medium-sized corporations by reference to those with market capitalizations up to the largest companies represented in the Russell Midcap® Index, a medium-sized capitalization company index which consists of companies with the capitalization range of approximately $202 million to $19 billion as of October 31, 2011. The Acquiring Fund also may invest in larger companies.
     In pursuing its investment objective, each Fund emphasizes a value style of investing. The Adviser seeks attractively valued companies for the Target Fund that are experiencing a change that the Adviser believes could have a positive impact on a company’s outlook, such as a change in management, industry dynamics or operational efficiency. The Adviser looks at the

Invesco U.S. Mid Cap Value Fund
THIS DOCUMENT IS FOR INVESCO INTERNAL USE ONLY
various attributes of a company to determine whether the company is attractively valued in the current marketplace, such as its price/earnings ratio, price/book value ratio and price/sales ratio. The Acquiring Fund may purchase stocks that typically do not pay dividends. The Adviser seeks for the Acquiring Fund attractively valued companies experiencing a change that could have a positive impact on a company’s outlook. The Acquiring Fund invests in equity securities, which are common stocks and preferred stocks; convertible securities and equity-linked securities; and rights and warrants to purchase common stocks and other equity interests, such as partnership and trust interests.
     The Adviser sells a security when it believes that it no longer fits the Target Fund’s investment criteria. The Acquiring Fund may dispose of a security whenever, in the opinion of the Adviser, factors indicate it is desirable to do so. Such factors include a change in economic or market factors in general or with respect to a particular industry, a change in the market trend or other factors affecting an individual security, changes in the relative market performance or appreciation possibilities offered by individual securities and other circumstances bearing on the desirability of a given investment.
Portfolio Management

Target Fund	Acquiring Fund
Invesco U.S. Mid Cap Value Fund	Invesco Van Kampen American Value Fund
Thomas Copper	Thomas Copper
John Mazanec	John Mazanec
Sergio Marcheli	Sergio Marcheli
Historical Performance
The table below compares the performance history of the Acquiring Fund’s oldest share class to the performance history of the comparable class of the Target Fund as of September 30, 2010. Since inception performance is only provided for share classes with less than 10 years of performance history.

Average Annual Total Returns*
Target Funds	1 Year	5 Years	10 Years
Invesco Van Kampen American Value Fund (Acquiring Fund) — Class A (inception date: 10/18/1993)[1]
Return Before Taxes	(8.88)%	(0.79)%	6.03%
Return After Taxes on Distributions	(8.97)%	(1.88)%	5.45%
Return After Taxes on Distributions and Sale of Fund Shares	5.75%	0.96%	5.14%
Invesco U.S. Mid Cap Value Fund (Target Fund) — Class A (inception date: 07/17/1998)[2]
Return Before Taxes	(8.29)%	1.30%	6.28%
Return After Taxes on Distributions	(8.34)%	1.19%	6.22%
Return After Taxes on Distributions and Sale of Fund Shares	(5.30)%	1.09%	5.52%

*	The above total return figures reflect the maximum front-end sales charge (load) of 5.50% applicable to Class A shares of the Funds.

Invesco U.S. Mid Cap Value Fund
THIS DOCUMENT IS FOR INVESCO INTERNAL USE ONLY

1.	The returns shown for periods prior to June 1, 2010, are those of the Class A shares of a predecessor fund that was advised by Van Kampen Asset Management and was reorganized into the Acquiring Fund on June 1, 2010. The returns shown for periods after June 1, 2010, are those of the Acquiring Fund. The returns of the Acquiring Fund are different from the predecessor fund as they had different expenses and sales charges.

2.	The returns shown for periods prior to June 1, 2010, are those of the Class A shares of a predecessor fund that was advised by Morgan Stanley Investment Advisors Inc. and was reorganized into the Target Fund on June 1, 2010. The returns shown for periods after June 1, 2010, are those of the Target Fund. The returns of the Target Fund are different from the predecessor fund as they had different expenses and sales charges.
Fund Assets
As of October 31, 2011, Invesco U.S. Mid Cap Value Fund had net assets of approximately $200,700,734, compared to net assets of Invesco Van Kampen American Value Fund of approximately $834,076,330.
Expenses
The table below provides a summary comparison of the expenses of each Target Fund and the Acquiring Fund, as well as estimated expenses on a pro forma basis giving effect to the proposed Reorganizations. The pro forma expense ratios show projected estimated expenses but actual expenses may be greater or less than those shown.

Expense Table*
Current			Combined Pro
			Forma
	Target Funds	Acquiring Fund
			Target Fund +
		Invesco Van	Acquiring Fund
	Invesco U.S.	Kampen	(assumes
	Mid Cap Value	American Value	Reorganization
	Fund	Fund	is completed)
	Class A	Class A	Class A
Annual Fund Operating Expenses
(expenses that you pay each year as a percentage of the value of your investment)
Management Fees	0.72%	0.72%	0.72%
Distribution and Service (12b-1) Fees	0.25%	0.25%	0.25%
Other Expenses	0.36%[1]	0.30%	0.29%
Acquired Fund Fees and Expenses	0.01%	N/A	N/A
Total Other Expenses	0.37%	0.30%	N/A
Total Annual Fund Operating Expenses	1.34%[1]	1.27%	1.26%
Fee Waiver and/or Expense Reimbursement	0.06%[2]	N/A	0.01%[4]
Total Annual Fund Operating Expenses after Fee Waiver and/or Expense Reimbursement	1.28%	1.27%	1.25%

*	Expense ratios reflect annual fund operating expenses for the most recent fiscal year (as disclosed in the Funds’ current prospectuses) of the Target Fund (April 30, 2011) and the Acquiring Fund (April 30, 2011). Pro forma numbers are estimated as if the Reorganization had been completed as of May 1, 2010 and do not include the estimated costs of the Reorganization. The Target Fund will not bear any Reorganization costs. For more information on the costs of the Reorganization to be borne by the Funds, see “Costs of the Reorganization” below.

Invesco U.S. Mid Cap Value Fund
THIS DOCUMENT IS FOR INVESCO INTERNAL USE ONLY

1.	“Other Expenses” and “Total Annual Fund Operating Expenses” are based on estimated amounts for the current fiscal year.

2.	The Adviser has contractually agreed, through at least June 30, 2012, to waive advisory fees and/or reimburse expenses of all shares to the extent necessary to limit Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement (excluding certain items discussed below) of Class A shares to 1.27%, Class B shares to 2.02%, Class C shares to 2.02% and Class Y shares to 1.02% of average daily net assets. In determining the Adviser’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement to exceed the limit reflected above: (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary or non-routine items; and (v) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. Acquired Fund Fees and Expenses are also excluded in determining such obligation. Unless the Board and Invesco mutually agree to amend or continue the fee waiver agreement, it will terminate on June 30, 2012.

3.	“Distribution and/or Service (12b-1) Fees” have been estimated for the current fiscal year.

4.	Effective upon the closing of the Reorganization, the Adviser has contractually agreed, through at least June 30, 2013, to waive advisory fees and/or reimburse expenses of all shares to the extent necessary to limit Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement (excluding certain items discussed below) of Class A shares to 1.25%, Class B shares to 2.00%, Class C shares to 2.00%, and Class Y shares to 1.00% of average daily net assets. In determining the Adviser’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement to exceed the limit reflected above: (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary or non-routine items; and (v) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. Unless the Board and Invesco Advisers mutually agree to amend or continue the fee waiver agreement, it will terminate on June 30, 2013.
Tax Implications
The Reorganization is designed to qualify as a tax-free reorganization for federal income tax purposes.
Shareholders not wishing to participate in the reorganization
Shareholders may redeem their shares prior to the consummation of the reorganization. If they redeem their shares, they will incur any applicable deferred sales charge, and if they hold shares in a taxable account, they will recognize a taxable gain or loss based on the difference between their tax basis in the shares and the amount they receive for them.
Comparison of purchase and redemption procedures, distribution policies and exchange policies
The sales charges, sales charge exemptions, distribution and servicing arrangements, purchase and redemption procedures, and exchange policies for each class of the Target Funds are generally similar to those of the corresponding class of the Acquiring Fund.
For fund specific questions related to this reorganization, please contact the Product Manager, Tracy Fielder, at x2503.